Exhibit 10.25

FIRST AMENDMENT TO THE
EXPONENT, INC. 401(K) SAVINGS PLAN
(AS AMENDED AND RESTATED JANUARY 2, 1999)

WHEREAS, Exponent, Inc. (the “Company”) adopted an amended and restated 401(k) Savings Plan effective January 2, 1999 (the “Plan”); and

WHEREAS, the Company desires to make certain changes to the Plan as a result of its acquisition of Lockwood-Singh, Assoc.; and

WHEREAS, the Company retains the right to amend the Plan under Section 11.1(a) thereof;

NOW, THEREFORE, effective December 29, 2000, the Plan is amended as follows:

1.  The first sentence of Subsection (b) of Section 4.3 Employer Mandatory Contributions and Qualified Nonelective Contributions is deleted in its entirety and replaced with the following provisions:

For Plan Years beginning prior to December 29, 2001, the Employer Mandatory Contributions for each Plan Year shall be allocated among the Employer Mandatory Contribution Accounts of all eligible Participants who are credited with one (1) Year of Service during the last two (2) Plan Years. For purposes of determining whether an allocation of an Employer Mandatory Contribution shall be made for the Plan Years commencing December 25, 1999 and December 30, 2000, Participants who were employed by Lockwood-Singh & Assoc. (“Lockwood”) immediately prior to the Company’s acquisition of Lockwood and became Employees on September 30, 2000 shall be credited under the Plan with all hours of service and years of service such Participants earned from December 26, 1998 to September 29, 2000 while employed by Lockwood-Singh & Assoc. For purposes of the foregoing, the terms “hours of service” and “years of service” shall be as defined in Sections 2.25 and 2.46, respectively, except that Lockwood-Singh & Assoc. shall be considered the Employer.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer effective as of the day and year first written above.

EXPONENT, INC.

By:	______________________________

Title:	______________________________